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                                                                    EXHIBIT 23.3

                         CONSENT OF ARTHUR ANDERSEN LLP

     As independent public accountants, we hereby consent to the use of our report dated February 23, 1996, covering the audited financial statements of The Phoenix Resource Companies, Inc. included in or made a part of this Current Report on Form 8-K and to the incorporation by reference of such report into Apache Corporation's previously filed Registration Statements on Form S-3 (Nos. 33-51253, 33-53129, 33-62753 and 33-63923), Form S-4 (Nos. 33-66169 and
333-2305) and Form S-8 (Nos. 33-31407, 33-37402, 33-53442, 33-59721, 33-59723
and 33-63817). It should be noted that we have not audited any financial statements of The Phoenix Resource Companies, Inc. subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.

                                            ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma
April 16, 1996